UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

DATE OF REPORT(Date of Earliest Event Reported):  May 27, 2016

CITIZENS FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its new charter)

PENNSYLVANIA (State or other jurisdiction of incorporation)	0-13222 (Commission file number)	23-2265045 (IRS employer ID)

15 South Main Street, Mansfield, Pennsylvania         16933
(Address of principal executive office)               (Zip Code)

Registrant's telephone number, including area code – (570) 662-2121

N/A
(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities
Act (17 CFR 230.425)

[  ]            Soliciting material pursuant to Rule 14a-12 under the Exchange
Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

DESCRIPTION OF CAPITAL STOCK OF CITIZENS FINANCIAL SERVICES, INC.

Citizens Financial Services, Inc. ("Citizens") is authorized to issue 18 million shares of capital stock, 15 million of which are shares of common stock, par value of $1.00 per share, and three million of which are shares of preferred stock, par value of $1.00 per share.  As of February 23, 2016, Citizens had 3,335,876 shares of common stock outstanding and no shares of preferred stock outstanding.

Description of Common Stock

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

The holders of Citizens common stock are entitled to receive and share equally in such dividends, if any, as may be declared by the Board of Directors.

Voting Rights

The holders of Citizens common stock are generally entitled to one vote per share.  Holders of Citizens common stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of Citizens' liquidation, dissolution or winding up, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities and the holders of any preferred stock, all of its assets available for distribution.

No Preemptive or Redemption Rights

Holders of Citizens common stock are not entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject or redemption.

CITIZENS FINANCIAL SERVICES, INC.

Date: May 27, 2016	By:	/s/ Mickey L. Jones
Mickey L. Jones
Chief Operating Officer/Chief Financial Officer